As filed with the Securities and Exchange Commission on December 21, 1995

                                                Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              __________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              __________________

                               TEREX CORPORATION
            (Exact name of registrant as specified in its charter)

               Delaware                          34-1531521
   (State or other jurisdiction of            (I.R.S. employer
    incorporation or organization)          identification no.)

                              500 Post Road East
                         Westport, Connecticut  06880
                                (203) 222-7170
(     Address,including zip code and telephone number of principal executive offices)

                               Terex Corporation
                         1994 Long-Term Incentive Plan
                           (Full title of the plan)
                           _________________________

                              Marvin B. Rosenberg
                      Senior Vice President and Secretary
                               Terex Corporation
                              500 Post Road East
                         Westport, Connecticut  06880
           (Name, address, including zip code, of agent for service)

                                (203) 222-7170
                    (Telephone number, including area code,
                             of agent for service)
                           _________________________

                                  Copies to:

                            Stuart A. Gordon, Esq.
                              Eric I Cohen, Esq.
                  Robinson Silverman Pearce Aronsohn & Berman
                          1290 Avenue of the Americas
                           New York, New York  10104


                        CALCULATION OF REGISTRATION FEE
  Title of    Amount to    Proposed      Proposed    Amount of
 Each Class      be        Maximum       Maximum     Registra-
     of      Registered   Offering      Aggregate    tion Fee
 Securities     (1)       Price Per     Offering
   to be                  Unit (1)      Price (1)
 Registered
Common       750,000    $ 4.19        $ 3,142,500   $ 1,083.62

   (1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee is computed on the basis of the average of the high and low prices reported on the New York Stock Exchange on December 15, 1995.



                               EXPLANATORY NOTE

          Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus meeting the requirements of Part I of Form S-3 relating to reofferings by certain persons of shares of Common Stock of Terex Corporation to be acquired pursuant to the Terex Corporation Long-Term Incentive Plan.





                                  PROSPECTUS

                               TEREX CORPORATION

                        750,000 Shares of Common Stock
                          (Par Value $.01 Per Share)

          This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Terex Corporation, a Delaware corporation (the "Company"), to sell shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), which may be acquired by such persons pursuant to the exercise of all or any portion of certain stock options granted to such persons by the Company pursuant to Terex Corporation 1994 Long-Term Incentive Plan (the "Incentive Plan").

          The Common Stock is traded on the New York Stock Exchange under the symbol "TEX." It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices on the New York Stock Exchange on the date of sale. All proceeds from any sales of such shares of Common Stock will inure to the benefit of the Selling Stockholders. The Company will receive none of the proceeds from the sale of shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Stockholders will acquire the shares covered by this Prospectus, which funds, if any, will be used for working capital. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

          No underwriting is being utilized in connection with this registration of Common Stock and, accordingly, the shares of Common Stock are being offered without underwriting discounts. The expenses of this registration will be paid by the Company. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders. The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

          For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this Prospectus.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
          No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company or in any other information contained herein since the date of this Prospectus.

               The date of this Prospectus is December 2, 1995.





                               TABLE OF CONTENTS

                                                                   Page


     AVAILABLE INFORMATION                                           2

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                 3

     THE COMPANY                                                     4

     RISK FACTORS                                                    5

     USE OF PROCEEDS                                                 8

     SELLING STOCKHOLDERS                                            8

     PLAN OF DISTRIBUTION                                           12

     LEGAL MATTERS                                                  12

     EXPERTS                                                        12


                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material and other information concerning the Company can be inspected and copied at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is traded under the symbol "TEX".

          The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock covered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         The Company furnishes stockholders with annual reports containing audited financial statements, quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year, and proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          Upon either written or oral request, any person receiving a copy of this Prospectus may obtain from the Company, without charge, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written requests should be directed to: Terex Corporation, 500 Post Road East, Westport, Connecticut, 06880, Attention: Marvin B. Rosenberg. The Company's telephone number is (203) 222-7170.

          The following documents filed with the Commission are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 31, 1995.

          2. The Company's Quarterly Reports on Form 10-Q for fiscal quarter ended March 31, 1995, filed with the Commission on May 15, 1995.

          3. The Company's Quarterly Reports on Form 10-Q for fiscal quarter ended June 30, 1995, filed with the Commission on August 15, 1995.

          4. The Company's Quarterly Reports on Form 10-Q for fiscal quarter ended September 30, 1995, filed with the Commission on November 14, 1995.

          5. The Company's Current Report on Form 8-K, filed with the Commission on May 24, 1995.

          6. The Company's Form 8-K/A Amendment No. 1, filed with the Commission on August 28, 1995.

          7. The description of the common stock of Terex Corporation contained in Item 1 of the Registrant's Registration Statement on Form 8-A, filed with the Commission on February 22, 1991.

          8.All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

          Terex Corporation ("Terex" or the "Company") is a global provider of capital goods and equipment used in the mining, commercial building, infrastructure, manufacturing and construction industries. The Company's operations began in 1983 with the purchase of Northwest Engineering Company, the Company's original business and name. Since 1983, management has expanded the Company's business through a series of acquisitions. In 1988, Northwest Engineering Company merged into a subsidiary acquired in 1986 named Terex Corporation, with Terex Corporation as the surviving corporation. The Company's Material Handling Segment designs, manufactures and markets a complete line of internal combustion and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related components and replacement parts. The Heavy Equipment Segment designs, manufactures and markets heavy-duty, off-highway, earthmoving and construction equipment and related components and replacement parts. The Mobile Cranes segment designs, manufactures and markets mobile cranes, aerial platforms, container stackers and scrap holders and related components and replacement parts.

          The Mobile Cranes Segment was established as a separate business segment as a result of a significant acquisition in 1995. On May 9, 1995, the Company, through Terex Cranes, Inc., a recently formed wholly owned subsidiary of the Company ("Terex Cranes"), completed the acquisition (the "PPM Acquisition") of substantially all of the shares of P.P.M. S.A., a societe anonyme ("PPM Europe"), from Potain S.A., a societe anonyme, and all of the capital stock of Legris Industries, Inc., a Delaware corporation which owns 92.4% of the capital stock of PPM Cranes, Inc., a Delaware corporation ("PPM North America;" and PPM North America together with PPM Europe collectively referred to as "PPM") from Legris Industries S.A., a societe anonyme. PPM designs, manufactures and markets mobile cranes and container stackers primarily in North America and Western Europe under the brand names of PPM, P&H (trademark of Harnischfeger Corporation) and BENDINI. Concurrently with the completion of the PPM Acquisition, the Company contributed the assets (subject to liabilities) of its Koehring and Marklift division to Terex Cranes. The former division now operates as Koehring Cranes, Inc., a wholly owned subsidiary of Terex Cranes ("Koehring"). Koehring manufactures mobile cranes under the LORAIN brand name and aerial lift equipment under the MARKLIFT brand name. PPM and Koehring comprise the Company's new Mobile Cranes Segment.

          The Company has grown through acquisitions and has had considerable experience in restructuring and operating capital goods manufacturers, particularly in the off-road truck and construction and industrial equipment industries. Following an acquisition, in order to improve profitability, the Company traditionally (i) consolidates manufacturing operations, (ii) adjusts new equipment production capacity to meet the actual level of demand in the marketplace, (iii) reduces corporate overhead and (iv) emphasizes that portion of the business that yields the highest margins, particularly the replacement parts business. More specifically, this strategy involves elimination of marginally profitable or unprofitable product lines, closing underutilized and inefficient plants, liquidating excess inventories and substantially reducing personnel.

          The principal executive offices of the Company are located at 500 Post Road East, Westport, Connecticut 06880 and its telephone number is (203) 222-7170.



                                 RISK FACTORS


          In addition to other matters described in this Prospectus, the following should be carefully considered in connection with an investment in the Common Stock:


Significant Leverage

          The Company is highly leveraged. At September 30, 1995 the Company had approximately $355.9 million of indebtedness and negative stockholders' equity of $94.2 million.

          On May 9, 1995, the Company completed the refinancing of substantially all of its outstanding debt (the "Refinancing"). The Refinancing included the private placement to institutional investors of $250 million of 13.25% Senior Secured Notes due May 15, 2002 (the "Senior Secured Notes"), repayment of the Company's existing senior secured notes and senior subordinated notes, totaling approximately $152.6 million principal amount, and entry into a new credit facility to replace the Company's existing lending facility in the U.S.

          This substantial leverage has several important consequences,
including the following:    (i) a substantial portion of the Company's cash
flow from operations will be dedicated to the payment of principal of, and interest on, its indebtedness, (ii) the covenants contained in the Company's indebtedness impose certain restrictions on the Company which, among other things, will limit its ability to borrow additional funds or to dispose of assets, (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, and (iv) the Company's ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulations, to make acquisitions, and to take advantage of significant business opportunities that may arise, may be negatively impacted. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. The Company has historically sustained significant losses and, prior to the Refinancing, net cash from operating activities was insufficient to meet the Company's debt service requirements, which the Company funded primarily from asset sales. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt, including the new Senior Secured Notes, or to obtain additional financing. However, there can be no assurance that any refinancing would be possible or that any additional financing could be obtained.

Integration of PPM

          The acquisition of PPM by the Company will require the integration of the administrative, finance, sales and marketing organizations of PPM, as well as the integration of and coordination of PPM's manufacturing and sales activities. This will require substantial attention from the Company's management team. The diversion of management attention and any other difficulties encountered in the integration process could have an adverse impact on the revenue and operating results of the Company. There also can be no assurance that unforeseen costs and expenses or other factors may not adversely affect the integration of PPM and thereby adversely affect the business of the Company.

Future Sales of Common Stock; Control

          The Company is unable to predict the effect, if any, that any future sales of Common Stock, including the shares of Common Stock covered hereby, will have on the market price of the Common Stock.

          As of December 1, 1995, Randolph W. Lenz, a former director and Chairman of the Board of the Company, is the beneficial owner, directly and indirectly, of approximately 44% of the outstanding Common Stock of the Company. Mr. Lenz currently pledges, and intends to pledge in the future, shares of Common Stock owned by him as collateral for loans. A registration statement has been filed with the Commission but has not yet become effective with respect to all of the shares of Common Stock directly owned by Mr. Lenz, and Mr. Lenz has advised the Company that such registration is for the purpose of facilitating financing by Mr. Lenz through the pledge of his shares of Common Stock. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale or other disposition of a substantial amount of such shares of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and, therefore, indirectly, the value of the Preferred Stock. In addition, the sale of a substantial amount of such pledged shares of Common Stock by a pledgee could result in a change of control of the Company.

          The Company filed with the Commission various shelf registration statements which have not yet become effective covering the outstanding shares of preferred stock and warrants and the 6,600,000 shares of Common Stock which may be issuable upon conversion or exercise of such securities. The sale or other disposition of a substantial number of such shares of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock.

Dividend Policy

          Contractual restrictions exist which limit the Company's ability to pay dividends on its capital stock. Pursuant to the terms of the provisions of the indenture for the Senior Secured Notes and the loan agreements for the credit facility of the Company, the Company is restricted from paying dividends on the Common Stock unless at the time of the declaration of any dividend on the Common Stock the Company satisfies certain financial tests relating to the amounts of cash flow and consolidated net income of the Company. In addition, the terms of the Company's outstanding preferred stock also limit the Company's ability to pay cash dividends on any class of capital stock of the Company junior to or on a parity with the preferred stock, including the Common Stock. In addition, under Delaware law the Company's ability to pay dividends on the Common Stock is subject to the statutory limitation that such payment be either
(i) out of its surplus (the excess of its net assets over its total liabilities plus stated capital) or (ii) in the event that there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Company does not believe that it will be able to pay dividends on the Common Stock in the foreseeable future.

Environmental and Related Matters

          The Company generates hazardous and nonhazardous wastes in the normal course of its operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis. The Company may also have contingent responsibility for liabilities of certain of its subsidiaries with respect to environmental matters if such subsidiaries were to fail to discharge their obligations to the extent that such liabilities arose during the period in which the Company was a controlling shareholder.

Net Operating Loss Carryovers and Other Tax Issues

          The Internal Revenue Service (the "IRS") is currently examining the Company's Federal tax returns for the years 1987 through 1989. In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency based on this examination. The examination report raises a variety of issues, including the Company's substantiation for certain deductions taken during this period, the Company's utilization of certain net operating loss carryovers ("NOL's") and the availability of such NOL's to offset future taxable income. If the IRS were to prevail on all the issues raised, the amount of the tax assessment would be approximately $56 million plus interest and penalties. If the Company were required to pay a significant amount to resolve such assessment, it would have a material adverse impact on the Company and could exceed the Company's resources. The Company has filed its administrative appeal to the examination report. Although management believes that the Company will be able to provide adequate documentation for a substantial portion of the deductions questioned by the IRS and that there is substantial support for the Company's past and future utilization of the NOL's, the ultimate outcome of this matter is subject to significant legal and factual issues. If the Company's positions are upheld, management believes that the amounts due would not exceed amounts previously paid or provided; however, the Company's NOL's could be reduced. No additional accruals have been made for any amounts which might be due as a result of this matter because the possible loss ranges from zero to $56 million plus interest and penalties and the ultimate outcome cannot presently be determined.

          In addition, Randolph W. Lenz has retired as Chairman of the Company. Although his retirement agreement places certain restrictions on his ability to sell his shares of Common Stock in the Company, in the event that Mr. Lenz is able to sell a substantial portion of his shares in the Company, such sale, in combination with the issuance of the Warrants on December 20, 1993 and subject to the effects of other changes in share ownership of the Company, could result in a change in control for tax purposes. Such a change in control for tax purposes could possibly result in a significant reduction in the amount of NOL's available to the Company to offset future taxable income.

SEC Investigation

          In March of 1994, the Commission initiated a private investigation, which included the Company and certain of its affiliates, to determine whether violations of certain aspects of the Federal securities laws have taken place. The Company is cooperating with the Commission in its investigation and it is not possible at this time to determine the outcome of the Commission's investigation.

Industry Cyclicality and Substantial Competition

          Sales of products to be manufactured and sold by the Company have historically been subject to substantial cyclical variation based on general economic conditions.

          The markets in which the Company competes are highly competitive.
The Company must remain competitive in the areas of quality, price, product line, ease of use, safety, comfort and customer service. Many of the Company's competitors have greater financial resources than the Company.

Foreign Operations

          The Company's products are sold in over 50 countries around the world and, accordingly, a substantial portion of the revenues of the Company are generated in foreign currencies, while the costs associated with these revenues are only partially incurred in the same currencies. Consequently, the Company has a net exposure to fluctuations between the U.S. dollar and such foreign currencies, which impacts the financial performance of the Company. Although revenues and costs of the Company may be partially hedged, currency movements will impact the Company's financial performance in the future. In addition, international operations are subject to a number of potential risks, including, among others, currency exchange controls, transfer restrictions and rate fluctuations, trade barriers, the effects of income and withholding tax, and governmental expropriation.




                                USE OF PROCEEDS

          The shares of Common Stock covered hereby are being registered for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.


                             SELLING STOCKHOLDERS

          The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares pursuant to the exercise of options or restricted stock awards granted or to be granted under the Incentive Plan. The Selling Stockholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plans.

          Key employees deemed to be "affiliates" of the Company who acquire registered Common Stock under the Plans may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424 under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with," the Company.

          The following table shows the names of the Selling Stockholders, their positions with the Company, the number of shares of Common Stock known by the Company to be beneficially owned by them as of December 1, 1995, the number of shares covered by this Prospectus and the number of shares of Common Stock to be owned by each Selling Stockholder if such Selling Stockholder were to sell all of his shares of Common Stock covered by this Prospectus:

                                           Number of
    Selling      Position     Number of     Shares      Number of Shares
 Stockholder     with the      Shares      Covered by   to be Held After
                 Company    Beneficially      this        Offering(1)
                               Owned       Prospectus

Randolph W.     None           4,809,737       64,500        4,745,237
Lenz                                         (2)(3)(6)

Ronald M.       Chief           100,123        46,200        53,923
DeFeo           Executive                     (2)(6)
                Officer, Chief
                Operating
                Officer and
                President

David J.        Executive       159,600        41,100         118,500
Langevin        Vice President                 (2)(6)

Ralph T.        Senior Vice      31,800        31,800          -0-
Brandifino      President and                 (2)(6)
                Chief
                Financial
                Officer

Marvin B.       Senior Vice     136,900        33,900    103,000
Rosenberg       President and                 (2)(6)
                General Counsel

G. Chris        Director         34,900        10,000         24,900
Andersen

Bruce I.        Director         63,664        10,000         53,664
Raben                             (4)

David A.        Director         37,300        10,000         27,300
Sachs                             (5)

Adam E.         Director         28,100        20,000          8,100
Wolf
___________________
(1) Assumes that all shares covered by this Prospectus will be sold by the Selling Stockholders and that no additional shares are purchased and sold by any Selling Stockholder.

(2) Includes the following number of shares of Common Stock subject to options which are not exercisable within 60 days after December 1, 1995 and, accordingly, are not "beneficially owned" within the meaning of Section 13(d) of the Exchange Act: Mr. Lenz - 32,250 ; Mr. DeFeo -23,100; Mr. Langevin - 20,550 Mr. Brandifino -15,900; and Mr. Rosenberg - 16,950.

(3) Mr. Lenz currently pledges, and intends to pledge in the future, shares of the Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of the Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company.

(4) Does not include 10,000 shares owned by Mr. Raben's wife as to which Mr. Raben does not have dispositive or voting power and disclaims beneficial ownership. Includes 10,244 Series A Common Stock Purchase Warrants of the Company exercisable for 23,664 shares of Common Stock.

(5) Includes 3,300 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares.

(6) Includes the following number of shares of restricted Common Stock granted but not vested under the Incentive Plan and, accordingly, are not "beneficially owned" within the meaning of Section 13(d) of the Exchange Act: Mr. Lenz - 16,125; Mr. DeFeo - 11,550; Mr. Langevin - 10,275; Mr. Brandifino - 7,950; and
Mr. Rosenberg - 8,475.




                             PLAN OF DISTRIBUTION

          Any shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Stockholders for their own accounts and they will receive all proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Stockholders will acquire the shares covered by this Prospectus, which funds, if any, will be used for working capital. The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Prospectus, but, if and when shares are sold, it is anticipated that the shares will be sold from time to time primarily in transactions on the New York Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise, at prices related to such prevailing market price or otherwise. If shares of Common Stock are sold through brokers, the Selling Stockholders may pay customary brokerage commissions and charges. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Shares of Common Stock covered by this Prospectus also may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.


                                 LEGAL MATTERS

          The legality of the shares of Common Stock being offered hereby is being passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.


                                    EXPERTS

          The Terex Corporation financial statements as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated in this Prospectus have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to the Company's refinancing of certain long term debt obligations as described in Note O to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm in auditing and accounting.

          The combined financial statements of PPM S.A. and Legris Industries, Inc. at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, appearing in Terex Corporation's Form 8-K/A Amendment No. 1 filed with the Securities and Exchange Commission on
August 28, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reliance upon the report of Ernst & Young LLP pertaining to such financial statements to the extent covered by consents filed with the Securities and Exchange Commission given upon the authority of such firm as experts in accounting and auditing.



                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Retirement Savings Plan Annual Information

          The document(s) containing the information specified in the instructions to Part I of Form S-8 will be sent or given to participants in the Terex Corporation 1994 Long-Term Incentive Plan (the "Incentive Plan") as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The following documents filed by Terex Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 31, 1995.

          2. The Company's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1995, filed with the Commission on May 15, 1995.

          3. The Company's Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1995, filed with the Commission on August 15, 1995.

          4. The Company's Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1995, filed with the Commission on November 14, 1995.

          5. The Company's Current Report on Form 8-K, filed with the Commission on May 24, 1995.

          6. The Company's Form 8-K/A Amendment No. 1, filed with the Commission on August 28, 1995.

          7. The description of the common stock of Terex Corporation contained in Item 1 of the Registrant's Registration Statement on Form 8-A, filed with the Commission on February 22, 1991.

          8. All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Company or the Incentive Plan pursuant to Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law ("DGCL") and
Article IX of the Company's By-laws provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act.

          Article IX of the Company's By-laws generally requires the Company to indemnify its directors and officers against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of any type of action, whether instituted by a third party or a stockholder (either directly or derivatively) and including specifically, but without limitation, actions brought under the Securities Act, and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that no such indemnification will be allowed if such director or officer was not successful in defending against any such action and it is determined that the director or officer engaged in misconduct which constitutes (i) a breach of his or her "duty of loyalty" (as further defined therein) to the Company or its stockholders; (ii) acts or omissions not in "good faith" (as further defined therein) or which involve intentional misconduct or a knowing violation of the law; (iii) the payment of an illegal dividend or the authorization of an unlawful stock repurchase or redemption in violation of Section 174 of the DGCL law; or (iv) a transaction from which the director or officer derived an improper direct personal financial profit.

          The Company's Certificate of Incorporation, as amended, contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's "duty of loyalty" (as defined therein) to the Company or its stockholders, (ii) for acts or omissions not in "good faith" (as defined therein) or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, relating in general to the willful or negligent payment of an illegal dividend or the authorization of an unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal profit. This provision of the Certificate of Incorporation offers each director protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of his duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

          The Company maintains a directors' and officers' insurance policy which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

 4.1 Restated Certificate of Incorporation of Terex Corporation (incorporated by reference to Exhibit 3.1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

 4.2      Restated Bylaws of Terex Corporation (incorporated by reference to
Exhibit 3.2 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

 4.3 Certificate of Designation of Preferences and Rights of Series B Cumulative Redeemable Convertible Preferred Stock of Terex Corporation (incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

 5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman, LLP regarding legality of the shares.

10.1 Terex Corporation 1994 Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

23.1      Independent Accountants' Consent of Price Waterhouse LLP.

23.2      Independent Auditors' Consent of Ernst & Young LLP.

24.1 Power of Attorney (included on signature page of this Registration Statement).


Item 9.   Undertakings.

     1.   The undersigned registrant hereby undertakes:

          a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (2) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (3) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut, on the 21st day of December, 1995.

                                   TEREX CORPORATION

                              By:  /s/  Ronald M. DeFeo

                                 Name:  Ronald M. DeFeo
                                 Title: President, Chief Executive Officer
                                        and Chief Operating Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ronald M. DeFeo and Marvin B. Rosenberg, or either of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature              Title                            Date

/s/Ronald M. DeFeo     President, Chief Executive       December 21,
Ronald M. DeFeo        Officer, Chief Operating Officer 1995
                       and Director (Principal
                       Executive Officer)

/s/Ralph T. Brandifino Senior Vice President, Chief     December 21,
Ralph T. Brandifino    Financial Officer (Principal     1995
                       Financial Officer and Acting
                       Principal Accounting Officer)

/s/Marvin B. Rosenberg Senior Vice President, General   December 21,
Marvin B. Rosenberg    Counsel, Secretary and Director  1995

/s/G. Chris Andersen   Director                         December 21,
G. Chris Andersen                                       1995

/s/William H. Fike     Director                         December 21,
William H. Fike                                         1995

/s/Bruce I. Raben      Director                         December 21,
Bruce I. Raben                                          1995

/s/David A. Sachs      Director                         December 21,
David A. Sachs                                          1995

/s/Adam E. Wolf        Director                         December 21,
Adam E. Wolf                                            1995





                                 EXHIBIT INDEX




Exhibit No.              Description                   Page Number in Signed
                                                       Registration Statement


   4.1    Restated Certificate of Incorporation
          of Terex Corporation (incorporated by
          reference to Exhibit 3.1 to the Form
          S-1 Registration Statement of Terex
          Corporation, Registration No. 33-52297).

   4.2    Restated Bylaws of Terex Corporation
          (incorporated by reference to Exhibit
          3.2 to the Form S-1 Registration
          Statement of Terex Corporation,
          Registration No. 33-52297).

   4.3 Certificate of Designation of Preferences and Rights of Series B Cumulative
          Redeemable Convertible Preferred Stock
          of Terex Corporation (incorporated by
          reference to Exhibit 3.3 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File
          No. 1-10702).

   5.1    Opinion of Robinson Silverman Pearce
          Aronsohn & Berman LLP regarding legality of the shares.

  10.1    Terex Corporation 1994 Long Term Incentive
          Plan (incorporated by reference to Exhibit 10.2 to the Form 10-K for the year ended
          December 31, 1994 of Terex Corporation,
          Commission File No. 1-10702).

  23.1    Independent Accountants' Consent of
          Price Waterhouse LLP.

  23.2    Independent Auditors' Consent of Ernst & Young LLP.

  24.1 Power of Attorney (included on signature page of this Registration Statement).